                                                                   Exhibit 10.14

 Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission. Asterisks denote omissions.

                          GEOCITIES AFFILIATES PROGRAM
                         LICENSE AND SERVICES AGREEMENT

This License and Services Agreement ("Agreement") is entered into by and between GeoCities ("GeoCities"), located at 4499 Glencoe Avenue, Marina del Rey, CA 90292, and Be Free, Inc. ("Be Free"), located at 201 Boston Post Road West, Marlborough, MA 01752, effective as of January 13, 1999 ("Effective Date").

1. CERTAIN DEFINITIONS.

"Affiliate(s)" means an individual or legal entity that (a) has a personal Web site hosted by any Web-based community, Internet service provider or Web hosting service provider either at no charge or for a nominal fee, and (b) has entered into an agreement pertaining to membership in the GeoCities Affiliates Program.

"Be Free Behavioral Targeting Technology" means Be Free's proprietary technology for compiling Visitors' historical behavioral profiles, which profiles may be used in selecting advertising or promotion strategies designed to maximize Visitor purchases on the Internet.

"GeoCities Affiliates Program" means a network of participating Affiliates and Merchants which: (a) enables Affiliates to generate hypertext links ("Affiliate Links") from such Affiliate's Web pages (each, an "Affiliate Page") to participating Merchant Sites, (b) encourages Visitors to interact with such Merchant Sites including, without limitation, making purchases and accessing content on the Merchant Sites, and (c) enables Affiliates to receive compensation.

"GeoCities Data" means any and all information or data delivered to Be Free by GeoCities in connection with the GeoCities Affiliates Program concerning GeoCities members, Affiliates and/or Merchants.

"Deliverable(s)" means the Licensed Materials and the elements or functionality described in Exhibit A.
             ----------

"Existing Program" means an affiliates program (other than the GeoCities Affiliates Program): established and operated by or on behalf of a merchant prior to integration of the merchant into the GeoCities Affiliates Program.

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"Exclusive Features" means any of the following functions:  (a) the multi-
merchant aggregation features of the products and Deliverables described in Exhibit A including, without limitation, Hot Swapping and, (b) Multi-Level Marketing.

"FTC Order" means that certain "Agreement containing a Consent Order" issued by the U.S. Federal Trade Commission on June 11, 1998 as well as any and all modifications, restatements, amendments, supplements, addenda and extensions thereof.

"GeoCities Competitors" means any entity or person involved directly in providing on-line and/or Web-based community products or services to its customers, subscribers, members or other users including, without limitation, services known as Lycos, Yahoo, American On-Line, Infoseek, Excite, Xoom, theglobe.com or any other entity or person controlling, controlled by or under common control with company operating any of the foregoing.

"Hot Swapping" means flexibly and dynamically substituting Affiliate Links with one or more Merchant Sites.

"Impression" means each serving of an Affiliate Link to a Visitor through the GeoCities Affiliates Program.

"Licensed Materials" means (i) Be Free's proprietary BFAST Windows 95 graphical user interface for use by Merchants to participate in the GeoCities Affiliates Program as contemplated by this Agreement, and (ii) any and all updates thereto which may be developed by or on behalf of Be Free during the term of this Agreement.

"Merchant" means a commercial entity which: (a) has entered in to a Merchant Agreement and (b) operates a Web site ("Merchant Site") to which Affiliates may generate Affiliate Links.

"Merchant Agreement" means an agreement entered into by GeoCities a Merchant participating in the GeoCities Affiliates Program setting forth (a) the characteristics of Qualifying Activity and the method of recording Qualifying Activity and, (b) the rates and calculation methods of Affiliate compensation.

"Net Shipped Sales" means, with respect to a given period, the aggregate actual sales price of goods and services less the value of the aggregated actual sales prices of goods and services returned within such period (whether or not related to goods and services provided during such period).

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"Multi-Level Marketing" means (with respect any program or any entity) services described in Exhibit C.
             ----------

"Exclusive Feature Launch" means, with respect to an Exclusive Feature, making the GeoCities Affiliates Program widely available to actual and potential Affiliates including GeoCities Community Leaders.

"Qualifying Activity" means Visitor interaction with a Merchant Site to be tracked by Be Free and, with respect to which an Affiliate is entitled to receive compensation pursuant to the terms of the applicable Merchant Agreement(s).

"Specifications" means the set of technical functionalities and feature descriptions set forth in Exhibit A.
                          ----------

"Visitor(s)" means a third party Internet user who receives an Impression.

2. BE FREE SERVICES.

  2.1 Core Be Free Services. During the term of this Agreement, Be Free shall perform (i) the services described in Exhibit A in accordance with the schedule set forth in Exhibit B, and (ii) the Merchant integration services described in Paragraph E.2. of Exhibit A.

  2.2 Multi-Level Marketing. During the term of this agreement, Be Free shall perform the services relating to Multi-Level Marketing described, and in accordance with the schedule set forth in Exhibit C.

  2.3    Additional Be Free Services.
         ---------------------------

         2.3.1 Check Writing Services. Upon GeoCities' request, Be Free shall perform its customary check writing services (described below) in connection with the GeoCities Affiliates Program, provided that (i) each check generated by Be Free shall reflect aggregate amounts payable by one or more Merchants and
(ii) the documentation delivered to each Affiliate with such check shall contain a break-down of the individual Merchant payments comprising the aggregate amount of such check. BFAST will provide a complete and seamless affiliate payment system. Payments will be consolidated across all Merchants. Be Free manages all financial data internally including a full CFO-style voucher-based interface. GeoCities will define a minimum-payment threshold. For all Affiliates whose consolidated payment exceeds the minimum threshold, a check will be printed and posted. For all Affiliates who do not exceed the threshold, a commission will be carried over into the next payment period. Affiliates centers will receive payments quarterly. The months in which the Affiliates receive a check will be based on the month in which the Affiliate originally enrolled in the GeoCities Affiliates Program. Accordingly, at the end of

 Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission. Asterisks denote omissions.

each month GeoCities will use the financial interface to accept all Affiliate vouchers. Upon acceptance of a voucher batch, BFAST will generate a report for GeoCities. GeoCities will deposit into the Be Free transfer account the amount indicated on the voucher report. BFAST will convert the approved vouchers into check-printing instructions. The check verification file will be reconciled with the voucher batch.

         2.3.2 Affiliate Management Services. Upon GeoCities' request, Be Free shall perform its customary affiliate management services in connection with the GeoCities Affiliates Program, provided that the fees payable by GeoCities for such services shall be [**]as approved by GeoCities, such approval not to be unreasonably withheld.

         2.3.3 Be Free Behavioral Targeting Technology. Be Free shall provide to GeoCities, [**], any and all products derived from, and services using, the Be Free Behavioral Targeting Technology.

         2.3.4 Option to Cancel or Modify Be Free Services. GeoCities may elect to cancel or modify the scope of any of the additional services to be provided by Be Free pursuant to this Section 2.3 upon reasonable notice. Be Free shall assist GeoCities with any transition and Be Free shall use its commercially reasonable efforts to minimize disruption to the GeoCities Affiliates Program and to be transparent to Merchants and Affiliates. GeoCities shall pay Be Free for such assistance at [**].

  2.4 Service Level Agreement. Be Free shall perform the services required herein in a professional and workman-like manner and in accordance with current standard industry practice. The parties shall negotiate in good faith mutually acceptable terms of a service level agreement, to be entered into no later than January 17, 1999, ("Service Level Agreement") relating to Be Free's standards of performance of the services described in this Section 2 and GeoCities remedies for Be Free's failure to achieve and maintain such standards.

3. LICENSES.

  3.1 Grant to GeoCities. Be Free hereby grants GeoCities a worldwide, nontransferable, nonexclusive, right and license, including the right to sublicense to Merchants, to use and copy the Licensed Materials for the purpose of conducting the GeoCities Affiliates Program during the term of this Agreement. All copyright notices, trademarks and other proprietary legends contained in the Licensed Materials

 Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission. Asterisks denote omissions.

shall be reproduced in any copies GeoCities makes of the Licensed Materials. Be Free reserves all rights not expressly granted in this Agreement.

  3.2 Limitations. GeoCities may not modify, reverse engineer, or otherwise reduce the Licensed Materials to human readable form. GeoCities may not use, or allow any others to use, any component of the Licensed Materials as a stand-alone program or in any other way separate from other software constituting the Licensed Materials.

  3.3 Grant to Be Free. GeoCities hereby grants Be Free a worldwide, nontransferable, nonsublicensable, nonexclusive, fully paid-up right and license to use the GeoCities Data for the purpose of fulfilling its obligations under this Agreement and otherwise, provided that all such use shall be strictly in accordance with the FTC Order, All identifying notices or other proprietary legends contained in the GeoCities Data shall be reproduced in any copies Be Free makes of the GeoCities Data. GeoCities reserves all rights not expressly granted in this Agreement.

4. Exclusivity

  4.1 Exclusive Features. Be Free shall not provide an Exclusive Feature to any third party for a period of twelve (12) months following the date of the Exclusive Feature Launch thereof, Be Free shall be the exclusive provider of the primary affiliate network services to GeoCities in connection with the GeoCities Affiliates Program.

  4.2 Be Free Behavioral Targeting Technology. Be Free shall not make available, in a disaggregated format, any data it derives from use of Be Free Behavioral Targeting Technology. Be Free shall not develop or have developed the capability to measure, track, or identify the relative composition of individual contributors of data derived by the Be Free Behavioral Targeting Technology nor shall Be Free disseminate such relative composition of data to any third party.

5. CONSIDERATION; PAYMENT TERMS.

  5.1 Pre-Payment. GeoCities has previously paid Be Free, and Be Free hereby acknowledges receipt of, $[**]. Such amount shall be an advance creditable against payments otherwise due in the first year of the Agreement under Sections
5.2 and 5.3 below. Accordingly, the amount due for each of the first 12 months of this Agreement shall first be calculated under Sections 5.2 and/or 5.3, and shall then be reduced by a fraction of the $[**] advance, the numerator of which shall be the minimum payment for that month under Section 5.2, and the denominator of which shall be $[**] (the total of all such minimum payments).

 Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission. Asterisks denote omissions.

  5.2 Monthly Minimums. During the term of this Agreement, GeoCities agrees to pay to Be Free the following monthly minimum amounts:

         Each of the first full three (3) calendar months
           (prorated for the first month):                            $[**]
         Each of the fourth (4th) through sixth (6/th/) months:       $[**]
         Each of the seventh (7/th/) through ninth (9/th/) months:    $[**]
         The tenth (10/th/) month and each month thereafter:          $[**]

"Months" are calculated from the first complete calendar month (i.e., commencing on the first day of such calendar month).

  5.3 Operational Services and Support Fees. GeoCities shall pay Be Free, to the extent such amount exceeds the applicable monthly minimum payment pursuant to Section 5.2 the lesser of:

       A. [**] of the aggregate value of Net Shipped Sales generated through the GeoCities Affiliates Program.

           or

       B. [**] Impressions.

  5.4 Payment Terms. Within 30 days after each calendar month, Be Free shall prepare and deliver an invoice of the amount, if any, due under Section 5.3 with respect to that month, including documentation that reasonably explains its calculation of the amount then due. Amounts due under Section 5.2 shall be paid on the last day of each applicable Month.

  5.5 Check Writing Service Fees. In consideration of the check writing services, GeoCities shall pay Be Free, on a monthly basis,[**]per check for the first [**] checks issued in each calendar quarter and [**] for each additional check issued in the same calendar quarter.

  5.6 Referral Fees. The parties acknowledge that Be Free may, from time to time, enter into agreements with Merchants that are outside the scope of the GeoCities Affiliates Program, and the parties agree that GeoCities shall be entitled to a referral fee with respect to revenues to Be Free from such Merchants. The parties agree to negotiate in good faith the terms of such referral fees.

 Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission. Asterisks denote omissions.

6. OWNERSHIP.

  6.1 Be Free. Subject to the licenses granted to GeoCities in Section 3, as between the parties, Be Free (and, to the extent applicable, its suppliers) shall own all right, title and interest, including all patent rights, copyrights, trade secret rights, mask work rights and other intellectual property rights throughout the world (collectively, "Intellectual Property Rights") in and to the Licensed Materials. GeoCities agrees not to take any action inconsistent with Be Free's ownership of the Licensed Material as described herein.

  6.2 GeoCities. Subject to the licenses granted to Be Free in Section 3, as between the parties, GeoCities shall own all Intellectual Property Rights in and to the GeoCities Data. Be Free agrees not to take any action inconsistent with GeoCities' ownership of the GeoCities Data as described herein.

7. DEDICATED DEVELOPMENT TEAM.

  Be Free shall establish a dedicated development team to perform the services required for the development of Multi-Level Marketing and ongoing developments by GeoCities ("Development Team"). These services shall be the highest priority of the Development Team.

  The first $[**] of Multi-Level Marketing and subsequent development shall be billed [**]. After exhaustion of the $[**],GeoCities and Be Free will mutually determine a billing rate for development which shall be no higher that the lowest rate Be Free charges for similar development work. GeoCities will receive a credit when the Development Team is billed out on other projects. The rate of credit will be the billing rate.

8. CONFIDENTIALITY.

  8.1 Obligations. Each party agrees that all code, inventions, algorithms, know-how and ideas and all other business, technical and financial information which is obtained from the other party, including, without limitation, information contained in any reports generated hereunder, GeoCities Data, aggregated information relating to traffic, Merchants, GeoCities members, Visitors, transactions and customer/advertiser lists, shall be the confidential property of the disclosing party ("Proprietary Information" of the disclosing party). Except as provided herein,

 Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission. Asterisks denote omissions.

the receiving party will hold in confidence and not use or disclose any Proprietary Information of the disclosing party and shall similarly bind its employees in writing.

  8.2    Exceptions.  The receiving party shall not be obligated under this
Section 9 with respect to information the receiving party can document: (a) is or has become readily publicly available without restriction through no fault of the receiving party or its employees or agents; or (b) is received without restriction from a third party lawfully in possession of such information and under no confidentiality obligation to the disclosing party; or (c) was rightfully in the possession of the receiving party without restriction prior to its disclosure by the other party; or (d) was independently developed by employees or consultants of the receiving party without access to such Proprietary Information.

9. LIMITATION OF LIABILITY.

EXCEPT WITH RESPECT TO SECTION 11.2 OF THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL OR SPECIAL DAMAGES ARISING UNDER THIS AGREEMENT.
EXCEPT WITH RESPECT TO SECTIONS 8, 11, OR 13 OF THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE OR UNDER THIS AGREEMENT OR UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY AMOUNTS IN EXCESS IN THE AGGREGATE OF THE GREATER OF [**] OR THE AGGREGATE AMOUNT PAID BY GEOCITIES UNDER THIS AGREEMENT.

10. REPRESENTATIONS AND WARRANTIES.

  10.1 GeoCities and Be Free. Each party represents and warrants to the other party that (i) it has the full power and authority to enter into and perform its obligations under this Agreement, (ii) that entering into and performing its obligations under this Agreement does not violate any right of, nor breach any obligation to, any third party under any agreement or arrangement with such third party, and (iii) other than as set forth in this Agreement, no licenses, waivers, assignments or releases of any third-party rights are necessary in order for it to perform its obligations under this Agreement.

  10.2 Be Free. Be Free represents and warrants that (i) it has sufficient rights in and to the Licensed Materials to grant the licenses contained in this Agreement; (ii) to its knowledge, the use of the Licensed Materials, the Deliverables and any other technology or other intellectual property that is required for Be Free to perform the services contemplated in this Agreement will not violate, infringe or misappropriate any third party's intellectual property or other rights, domestic or foreign;
(iii) the Licensed Materials are free from material defects and the GeoCities Affiliates Program shall, in all material respects, perform in accordance with the Specifications; and (iv) the Deliverables, the Licensed Materials and any software used by Be Free to perform its obligations hereunder shall record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with substantially the same degree of performance and functionality as prior to January 1, 2000.

11. INDEMNIFICATION.

  11.1 Each party shall defend, indemnify and hold harmless (in such capacity, the "Indemnifying Party") the other party and its officers, directors, affiliates, employees, agents, successors and assigns (collectively, the "Indemnitees") from and against any and all losses, liabilities, damages, costs and expenses (including reasonable attorneys' fees) (collectively, "Losses") incurred by the Indemnitees based upon, arising out of, attributable to or resulting from any demand, claim, suit or action ("Claim") by any third party that (i) includes any allegation that, if true, would constitute a breach by the Indemnifying Party of any of its representations or warranties in this Agreement, (ii) Be Free's performance of any of the services relating to the GeoCities Affiliates Program (with respect to a GeoCities Indemnitee), or GeoCities' operation of, or content residing on, the GeoCities Site (with respect to a Be Free Indemnitee), infringes or otherwise violates such third party's rights, or (iii) the Indemnitees' use of any Licensed Materials in compliance with this Agreement infringes the rights of any party other than the Indemnitees. The foregoing shall not apply to either party's indemnification for Losses related to the FTC Order, which shall be covered by the following paragraph.

  11.2 GeoCities shall defend, indemnify and hold harmless the Be Free Indemnitees from and against any and all Losses they may incur based upon, arising out of, attributable to or resulting from a Claim by the FTC that the FTC Order has been violated, except to the extent GeoCities is entitled to be indemnified by Be Free under the following sentence. Be Free shall defend, indemnify and hold harmless the GeoCities Indemnitees from and against any and all Losses the GeoCities Indemnitees may incur based upon, arising out of, attributable to or resulting from Be Free's (a) willful act or omission resulting in GeoCities' violation of the FTC Order or (b) breach of Section 13.2.

  11.3 If GeoCities' use of the Licensed Materials is, or is reasonably likely to become, subject to a preliminary injunction or other similar material restriction, Be Free shall (a) secure GeoCities' right to continue to exercise the rights and licenses granted in this Agreement, or (b) modify the Licensed Materials so they have substantially equivalent functionality and are not reasonably likely to be subject to such restriction.

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  11.4   The indemnification obligation in Section 11.1, shall not apply to any
Losses to the extent attributable to (a) a modification of the Licensed Materials not performed or authorized by Be Free to the extent such Losses would not have been incurred absent such modification, (b) the use of the Licensed Materials in combination with other software or materials not provided or authorized by Be Free to the extent such Losses would not have been incurred absent such combination, (c) the use of any version of the Licensed Materials other than the most current version Be Free has provided to GeoCities, to the extent such Losses would have been avoided through the use of such version, or
(d) use of the Licensed Materials in violation of this Agreement.

  11.5 With respect to any indemnification under this Section 11, the Indemnified Party shall promptly notify the other party in writing of any Claim for which indemnification is available hereunder; provide, however, that failure to provide such notice shall not affect the obligation of the Indemnifying Party hereunder except to the extent of actual prejudice to the Indemnifying Party. The Indemnifying Party shall have fifteen (15) business days, or such shorter time period as reasonably required after receipt of notice of a Claim, to assume control of the defense, settlement or compromise of such Claim with counsel of its choice, provided, however, that the Indemnifying Party may not settle or compromise the Claim without the written consent of the Indemnitee(s) unless such settlement or compromise includes a complete and unconditional release of any non-consenting Indemnitee(s) from any liability under the Claim. If the Indemnifying Party has not assumed control of the defense, settlement or compromise of such Claim within the fifteen (15) business day period, or such shorter period as provided above, the Indemnitee(s) may assume control of, and recover from the Indemnifying Party any amounts incurred in, the defense, settlement or compromise of such claim. The Indemnitees shall reasonably cooperate and assist the Indemnifying party in investigating and defending any Claim, at the Indemnifying Party's request and expense.

12. TECHNOLOGY ESCROW; OPERATIONAL INSPECTION.

  12.1 Source Code Escrow. The parties shall establish an escrow of the source code to the Licensed Materials and any other software required for Be Free to perform its obligations under this Agreement ("Source Code"). The parties shall negotiate in good faith the terms of the escrow agreement with, and under a prescribed form of, Data Securities International, Inc. ("DSI"), including the conditions for release of the deposited Source Code and a license to GeoCities to use such Source Code.

  12.2 Operational Inspection. If Be Free files for or becomes subject to a proceeding under Chapter 11 of the United States Bankruptcy Code, commits a material breach of the Service Level Agreement or makes an assignment for the benefit of its creditors, GeoCities may conduct an inspection of Be Free's facilities and operations to determine the resources needed to exercise the rights contemplated under Section 12.1, including without limitation, review of connectivity, hardware resources, human resources, software program applications, and their documentation, other than a review of Source Code. Be Free shall cooperate in good faith and assist GeoCities in conducting this inspection.

13. FTC ORDER.

  13.1 FTC Order. The parties acknowledge the existence the FTC Order. Nothing in this Agreement shall be construed as limiting or restricting GeoCities from complying fully with the FTC Order. Be Free shall cooperate fully with GeoCities to ensure compliance with the FTC Order in connection with the collection and use of GeoCities Data or otherwise.

  13.2 Safe Harbor. Notwithstanding the foregoing, Be Free shall not be in breach of its obligations under this Agreement that relate to the FTC Order if:

         (i) within 24 hours after GeoCities requests that Be Free take or cease any action in order to avoid a violation of the FTC Order (a "Request"), Be Free either (A) promptly commits its best efforts to comply in all with respects with the Request, or (B) requests GeoCities to initiate, and commits appropriate Be Free personnel to be available at any time to participate in, communication(s) with the FTC to confirm that Be Free needs to comply with the Request, and

         (ii) if Be Free requests consultation with the FTC under clause (i)(B) and the FTC indicates that Be Free must comply with the Request and/or take or cease any other actions to comply with the FTC Order, Be Free complies with the FTC's instructions.

  13.3 Communications Regarding the FTC Order. Notwithstanding any other provision of this Agreement, for purposes of this Section 15, all communications between the parties shall be effected through live communication, such as in person or by phone (excluding, for example, facsimile or e-mail) between authorized officers of each party.

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

14. TERM; TERMINATION.

  14.1 Term. This Agreement will remain in effect, unless terminated in accordance with Section 16.2, from the Effective Date for a period of three (3) years.

  14.2 Termination on Breach. Either party may terminate this Agreement if the other party breaches any of its material obligations under this Agreement, unless cured within thirty (30) days following notice thereof.

  14.3 Termination Without Cause. At any time 12 months after the date of the earliest program launch described in Exhibit A, GeoCities may terminate this Agreement without cause upon the payment to Be Free of a Termination Fee; provided, however, that a Termination Fee shall not be payable in the event of a change of control of Be Free. The "Termination Fee" shall be (a) if GeoCities terminates the Agreement on or prior to the first anniversary of the date of this Agreement, $[**] or (b) if GeoCities terminates the Agreement after such first anniversary, $[**] minus a fraction thereof, the numerator of which shall be the number of months the Agreement has then been in effect minus 12 (pro rated for any partial Month), and the denominator of which shall be 24. Be Free shall cooperate in good faith and provide reasonable assistance to GeoCities, at GeoCities' expense, in transitioning the GeoCities Affiliates Program to another service provider.

  14.4 Effect of Termination. Except as required in order to comply with applicable law (including the FTC Order) or otherwise provided in Section 14.3, in the event of any termination or expiration of the Agreement, all rights and obligations hereunder shall terminate, except under Sections 8 (Confidentiality), 6 (Ownership), 11 (Indemnification), 9 (Limitation of Liability) and, if GeoCities terminates the Agreement for a breach by Be Free,
Section 4 (Exclusivity). Promptly following the Termination Date, each party shall return all materials owned or disclosed/provided by the other party during the term of the Agreement including modifications thereof (regardless of form, format or completeness); provided that nothing in this paragraph requires GeoCities to return reports containing GeoCities Data.

15. CHANGE OF CONTROL OF BE FREE.

  If Geocities determines in good faith that a change of control of Be Free by a GeoCities Competitor is reasonably likely to occur, upon request thereafter by Geocities, Be Free shall promptly return to GeoCities all Proprietary Information of GeoCities, other than Proprietary Information needed for Be Free to perform its obligations under the Agreement. In addition, for a period not to exceed 90 days following such request, (a) Be Free shall prepare the GeoCities Data and related GeoCities materials for expedited transition of the Affiliates Program by Be Free to a third-party service provider, and (b) cooperate in good faith and provide reasonable assistance to GeoCities in preparing to transfer the Affiliates Program. Promptly following the effective date of the termination of this Agreement, Be Free shall transfer such GeoCities Data and related GeoCities materials to such third-party service provider, and in such format and manner as designated by, GeoCities. GeoCities agrees to pay Be Free for such services on a time-and-materials basis at Be Free's standard rates. GeoCities may elect to terminate this Agreement effective upon closing of a change of control without any liability to Be Free or its successor in interest for such termination.

16. GENERAL PROVISIONS.

  16.1 Entire Agreement. This Agreement constitute the sole and entire Agreement between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous discussions, understandings, agreements (whether oral or written) between the parties including the LOI and related documents.

  16.2 Waiver, Amendments. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes or modifications or waivers are to be made to this Agreement unless evidenced in writing and signed for and on behalf of both parties.

  16.3 Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys fees.

  16.4 Non-Exclusive Remedies. The rights and remedies of a party set forth herein with respect to failure of the other to comply with the terms of this Agreement (including, without limitation, rights of full termination of this Agreement) are not exclusive, the exercise thereof shall not constitute an election of remedies and the aggrieved party shall in all events be entitled to seek whatever additional remedies may be available in law or in equity.

  16.5 Publicity and Press Releases. The parties agree to issue a joint press release regarding the nature of this Agreement. The parties agree that no press releases or other publicity relating to the substance of the matters contained herein will be made without joint approval.

  16.6 Relationship of the Parties. Notwithstanding any provision hereof, for all purposes of this Agreement each party shall be and act as an independent contractor and not as partner, joint venturer or agent of the other and shall not bind nor attempt to bind the other to any contract.

  16.7 Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, administrators, executors, and permitted successors and assigns.

  16.8 Severability. If any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement and the remaining portions of any provisions held void or unenforceable in part shall continue in full force and effect.

  16.9 Assignment. Be Free shall have no right or ability to assign, transfer, or sublicense any obligations or benefit under this Agreement without the written consent of GeoCities, and any proposed assignment in violation of this Section 16.9 shall be null and void.

  16.10 Notices. All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered or three days after being sent by prepaid certified or registered U.S. mail or private, rapid courier service with tracking capabilities to the address of the party to be noticed as set forth herein or such other address as such party last provided to the other by written notice.

        If to GeoCities:

        GeoCities
        4499 Glencoe Avenue
        Marina del Rey, CA 90292
        Attention:  General Counsel & Vice President of Legal Affairs
        ---------

        With a copy to:

        Brobeck, Phleger & Harrison, LLP
        38 Technology Drive
        Irvine, CA 92618-2301
        Attention:  Kevin D.  DeBre, Esq.
        ---------
        Facsimile: (949) 790-6301

        If to Be Free:

        Be Free, Inc.
        201 Boston Post Road West
        Marlborough, MA 01752
        Facsimile: (508) 357-8889
        Attention:  President
        ---------

        With a copy to:

        Hale and Dorr LLP
        60 State Street
        Boston, MA 02109
        Attention:  Jay E. Bothwick, Esq.
        ---------
        Facsimile: (617) 526-5000

  16.11 Headings. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.

  16.12 Counterparts. This Agreement (including each of its Exhibits) may be executed in multiple counterparts, all of which shall constitute a singular instrument and each counterpart, and fax copy thereof shall be deemed an original.

  IN WITNESS WHEREOF, each party has cause this Agreement to be duly executed by its representative as of the Effective Date.


                              BY AND ON BEHALF OF BE FREE, INC.


                              By: /s/ Stephen M. Joseph
                                 --------------------------------------
                                 Printed Name:  Stephen M. Joseph
                                 Title:         Chief Financial Officer


                              BY AND ON BEHALF OF GEOCITIES



                              By: /s/ Steve Bardack
                                 -------------------------------------
                                 Printed Name:  Steven D. Bardack
                                 Title:         Vice President Strategic
                                                Development

                                   EXHIBIT A

                                SPECIFICATIONS

     A.   BFAST Application

          1.   BFAST Application Functions

Reference Manual will serve as the functional specification for the features and functions of the BFAST application

          2.   Merchant/Aggregator Reports

The following reports are available for BFAST. The BFAST Manual shall serve as the functional specification for these reports.

  . Cost Effectiveness [Merchant]
  . Link Success [Merchant]
  . Product [Merchant]
  . Top 10 Best Sellers [Merchant]
  . Generated Voucher Report [Merchant]
  . Revenue (detail) [Merchant]
  . Revenue (summary) [Merchant]
  . Sales (detail) [Merchant]
  . Sales (summary) [Merchant]
  . Sales Trends [Merchant]
  . Oldest Orders [Merchant]
  . Shipments Due [Merchant]
  . Top 10 Traffic Providers [Merchant]
  . Traffic [Merchant]
  . Click-through Trend [Merchant]
  . Merchandise Type Detail [Merchant]
  . Site Traffic Summary [Merchant]
  . Traffic Trend [Merchant]
  . Vendor Report [Merchant]
  . Product (by day) [Publisher]
  . Product Activity [Publisher]
  . Top 10 Best Sellers [Publisher]
  . Publisher Summary Product Report [Publisher]
  . Revenue (detail) [Publisher]
  . Revenue (summary) [Publisher]
  . Sales (daily) [Publisher]
  . Traffic [Site]
  . Link Success [Site]

  . Product Activity [Site]
  . Top 10 Best Sellers [Site]
  . Sales [Site]
  . Sales Trends [Site]
  . Traffic [Site]
  . Click-through Trend [Site]
  . Traffic Trend [Site]
  . Merchandise Type Summary Report [Site]
  . Merchandise Type Detail [Site]

          3.   Raw Data Delivery

Be Free shall provide GeoCities with raw data on Affiliate performance in a format to be mutually agreed upon by the parties.

     B.   Sales Center

GeoCities Affiliates Program Sales Center will be a general resource for link generation, merchant selection, and reporting, as well as marketing and promotion, site building, and merchandising information.

          1.   Unified Log In

Be Free will allow affiliates to have a singular login between the GeoCities site and the GeoCities Affiliates Program Sales Center. This is also true among the various functions of account management, link generation, and reporting within the Sales Center.

Unified log in will be accomplished by permitting Be Free to access and decrypt authentication information in the GeoCities visitor cookie. This will be accomplished through the establishment of a geocities.com sub-domain using a Be Free owned IP address.

Be Free integration with the GeoCities LDAP server and by mutual authentication passing between GeoCities and Be Free. In the interest of maintaining the security and privacy of affiliates' financial information, Be Free authenticates every request for pages containing reporting or account management information. Be Free proposes to continue this scheme if it proves practicable as GeoCities scales its Affiliates Program. In the event that performance of repeated authentication becomes an issue, Be Free will implement a scheme where by the affiliate will be initially authenticated and subsequently periodically authenticated between which times an encrypted authentication code will be stored in a session cookie. This will reduce the load on the LDAP server by reducing the number of authentication requests.

INITIAL GEOCITIES LOG IN: If an affiliate has entered an area of GeoCities requiring a log in and subsequently navigates to the Sales Center, the GeoCities cookie will contain the required authentication information, which Be Free will access and use for transparently authenticating and logging on the affiliate to the restricted pages it serves in the sales center.

INITIAL BE FREE LOG IN: Should the affiliate initially navigate to restricted pages Be Free serves in the Sales Center, Be Free will authenticate the affiliate by examining its GeoCities cookie. If the appropriate authentication information does not exist, Be Free will redirect the user to a designated GeoCities login URL containing an appended destination URL as a CGI parameter. GeoCities will authenticate the user, populate the cookie, and redirect the user to the destination URL.

          2.   Affiliate Messaging

Be Free will provide the capability to deliver personalized, targeted messages within the content of the Sales Center. These messages may be targeted by merchant, affiliate category and by using search-by-example criteria, or they may be broadcast to the entire affiliate community. These messages may be personalized through the use of substitution placeholders.

          3.   Link Generation

Be Free offers the highest rate of flexibility for link generation in the industry. Specifically, Be Free allows merchants to offer product-specific links, categorical links, promotional links, and product-search links to their affiliates. A key component of the Be Free architecture is an abstraction layer which underlies ALL of the above listed link types. This abstraction layer shields the affiliate link from the specific URL to which it is redirected.
This will benefit GeoCities directly by allowing it to switch merchants who provide a specific type of merchandise without requiring its affiliates to alter their links, assuming an industry-standard product identification or conversion-table is available. Secondly, this allows merchants to re-architect their web sites without invalidating their affiliate links.

Sophisticated affiliates who prefer to work directly with HTML may go to a link generation section of the Sales Center. In this section they may choose from a list of available search links, category links, and promotional links. They may also choose product-specific links using a product search interface, which allows them to find specific products by category, type, keyword, identifier, and other criteria. After choosing one or more links, BFAST will generate HTML fragments and present them to the user to allow them to cut and paste them into their pages.

          4.   Program Application

GeoCities will collect additional data including a tax identifier from Homesteaders who wish to join the Affiliates Program. Be Free will accept this information from GeoCities in the form of URL CGI parameters passed to Be Free after the Homesteader submits a registration form. Members may go directly to link generation or any other area of the Sales Center requiring a log in immediately, assuming that their authentication information exists in the GeoCities cookie. This will permit members to log in under the single GeoCities member name and will provide a unified and seamless log in across the Sales Center as well as all other areas of GeoCities.

          5.   Affiliate Reporting

Be Free offers web-based reports to affiliates for sales, marketing, and merchandising performance analysis and improvement. These reports are accessed through an entirely HTML interface and are optimized for web-based performance. The REPORTING.NET documentation shall serve as the functional specification for these reports:

  . Product Activity
  . Revenue (Detail)
  . Revenue (Summary)
  . Sales (Daily)
  . Best Sellers
  . Traffic
  . Link Success
  . Merchandise Type

          6.   Account Management

Affiliates need only to maintain a single record of account information despite relationships with multiple merchants. Be Free will provide an Account Management section of the sales center that allows affiliates to maintain their affiliate profiles.

     C.   GeoBuilder Integration

GeoCities wishes to offer seamless integration of affiliate opportunities into the GeoBuilder toolkit and wishes to maintain the look, feel, and functionality of the presentation layer. Be Free will provide the integration by serving link generation pages into a frame of the GeoBuilder interface. The business case, functional specification, and graphical specification are to be provided to Be Free by GeoCities.

 Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission. Asterisks denote omissions.

     D.   Merchant Categories

GeoCities wishes to define merchant categories and provide differential affiliate and merchant functionality based on category. The business case, functional specification, and graphical specification are to be provided to Be Free by GeoCities.

     E.   Merchant Integration

          1.   Quickstart Guide

Be Free will re-brand its Quickstart Integration Package with the GeoCities brand and provide it to the merchants with whom GeoCities contracts with to provide specific merchandise types to the GeoCities Affiliates Program.

          2.   Merchant Integration Services

Merchants with Existing Programs. GeoCities shall notify Be Free within a reasonable period of time following execution of each Merchant Agreement. Be Free shall promptly provide GeoCities with a detailed integration plan ("MIP"). GeoCities shall accept or reject such MIP without unreasonable delay. Be Free shall integrate Merchants with Existing Programs into the GeoCities Affiliates
Program in accordance with the MIP.   GeoCities shall compensate Be Free for
these services at a pro-rated rate of [**] per qualified technician per day (minimum eight (8) hours).

Merchants Without Existing Programs. Be Free shall integrate Merchants without Existing Programs into the GeoCities Affiliates Program on a first-in first-out basis, unless otherwise agreed by the parties, within seven (7) days after GeoCities notifies Be Free of the execution of the applicable Merchant Agreement.

                                   EXHIBIT B

                                   SCHEDULE

                      GeoCities Affiliates Program Phase 1
      "Basic" Features; NOT Multi-Leveling Marketing Features (See below)
             Schedule of Deliverables and Activities Delivery Dates


--------------------------------------------------------------------------------
Week      Deliverable/Objective
Ending
Friday:
--------------------------------------------------------------------------------

   1/15 . Both GeoCities and Be Free identify and make available all elements necessary for overall Program QA process.

         . Parties jointly conduct QA activities

         . Merchant #1 joins Program; GeoCities provides Merchant #1 contact
           (and certain integration) information to Be Free.

--------------------------------------------------------------------------------

   1/22  . Program QA process conducted/completed:

           Priority #1: Identify, analyze instances non-conformance issues with respect to functional Specifications (See Exhibit A).

           Priority #2: Identify and agree upon features and/or technical aspects to develop prior to Program Launch in addition to function
           Specifications (e.g., GeoBuilder integration; multi-Merchant).

         . Perform, complete integration services for Merchant #1.

           (Maximum 3 calendar days from commencement).

           GOAL:  Merchant #1 integrated.

--------------------------------------------------------------------------------

   1/29  . Conduct QA on Merchant #1 integration.

         . Respond to Priority #1 Program Specification non-conformance.

           GOAL:  Program Non-Conformance issues resolved.

           Program meets all Specifications.  (Launch preparations complete.)

--------------------------------------------------------------------------------

 Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission. Asterisks denote omissions.

                                   EXHIBIT C

                          MULTI-LEVEL MARKETING (MLM)

                                   FEATURES

  A. Multi-Level Marketing Program Specifications

          1. Overview

Be Free will provide services to GeoCities to support a [**] multi-level marketing program to be used with the Pages that Pay program. These services will enable a merchant to reward affiliates for their own sales, and for the sales of affiliates who they recruit to the program, and other affiliates subsequently recruited by those affiliates recruited by the affiliate. Be Free will create link-generation and reporting capabilities that will allow GeoCities affiliates and merchants to track activity and sales results of the program.

          2. Definitions

Generation: The level of ancestry of a given Descendant Affiliate with respect to a given Affiliate. (For example, if Affiliate W recruits Affiliate X and Y, and Affiliate Y recruits Affiliate Z, W is generation 1, X and Y are generation 2, Z is generation 3. (Referring Member: A member who displays an Affiliate Recruitment Link.

Ancestor Affiliate: The affiliate who referred a given Descendant Affiliate, or any of the Descendant Affiliate's Ancestors, [**] of Ancestry.

Descendant Affiliate: Any affiliate referred by a given Ancestor Affiliate, or referred by any of the Ancestor Affiliate's Descendants, [**] of Ancestry.

          3. Application Source Tracking

For applications that result from Members clicking on an Affiliate Recruitment Link, the system shall track the identification of the member displaying the Affiliate Recruitment Link. For applications resulting from direct navigation to the application page not through an affiliate application link, the system shall allow the applicant to identify the Referring Member directly.

 Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission. Asterisks denote omissions.

          4. Multiple Generation Commission Rate Structure

The system shall enable the merchant to enter commission rates for [**] levels, and will process that information to calculate commissions according to rates specified by the merchant. The system will provide functionality to allow a merchant to designate the maximum number [**] to be compensated under the commission structure, [**].

          5. Link Generation

Be Free will make available a means for affiliates to generate Affiliate Recruitment links to the Pages that Pay application page that track the Referring Affiliate. Be Free will also make available a means of automatically presenting all new Pages that Pay applicants with an Affiliate Recruitment link at the end of the application process.

          6. Reporting

Be Free will make available reports for affiliates, merchants and GeoCities that allow them to track the activity and commissions generated by the multi-level marketing program.

                          SCHEDULE OF DELIVERY DATES

-------------------------------------------------------------------------------
WEEK                     OBJECTIVE; DELIVERABLE
ENDING
FRIDAY:
-------------------------------------------------------------------------------
   1/22  GeoCities provides Be Free with MLM features functional specifications
-------------------------------------------------------------------------------
   2/12  Parties identify MLM Development and Implementation plan
         (including priorities, changes (if any) to MLM specifications, target dates).
-------------------------------------------------------------------------------
   2/19  Begin implementing MLM Development and Integration Plan
-------------------------------------------------------------------------------

 Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission. Asterisks denote omissions.

                                                                  EXECUTION COPY
                                                                  --------------

                        ADDENDUM AND AMENDMENT NO. 1 TO
                         GEOCITIES AFFILIATES PROGRAM

                        LICENSE AND SERVICES AGREEMENT

     This Addendum and Amendment No. 1 ("Amendment") to GeoCities Affiliates Program License and Services Agreement is entered into as of January 26, 1999 ("Amendment Date") by and between Be Free, Inc. ("Be Free"), located at 201 Boston Post Road West, Marlborough, MA 01752 and GeoCities ("GeoCities"), located at 4499 Glencoe Avenue, Marina del Rey, CA 90292.

     WHEREAS, Be Free and GeoCities entered into the GeoCities Affiliates Program License and Services Agreement dated as of January 13, 1999 ("Agreement"); and

     WHEREAS, Be Free and GeoCities have agreed to supplement and modify certain provisions of the Agreement with the remaining provisions in full force and effect:

     NOW THEREFORE, the parties agree to amend the Agreement as follows:

  B. Any capitalized terms not otherwise defined in this Amendment shall have the meaning set forth in the Agreement.

  C. Certain Definitions.  Section 1 is hereby amended as follows:
     -------------------

     1. The definition of "Hot Swapping" in the eleventh (11th) paragraph of the Agreement shall be deleted.

     2. A new sentence shall be added to the Agreement at the end of Section 1 as follows:

     "Multi-Merchant Aggregation" means a feature or set of features, substantially the same as those services or Deliverables described in
  Exhibit A to the Agreement as amended that allows brokering of a relationship
  ---------
  between an affiliate and more than one merchant and includes affiliate links directly to the associated merchant site."

  D. Be Free Services.
     ----------------

     1.   Section 2 of the Agreement is hereby amended by inserting before
Section 2.1 the following sentence:

     "Be Free's performance of the services pursuant to this Agreement shall be on behalf of GeoCities only."

     2. Check Writing Services. Section 2.3.1 of the Agreement is hereby amended by replacing the first sentence with the following paragraph:

     "Upon GeoCities' request, Be Free shall perform its customary check writing services (described below) in connection with the GeoCities Affiliates Program, provided that (i) each check generated by Be Free shall reflect aggregate amounts payable by one or more Merchants, (ii) the documentation delivered to each Affiliate with such check shall contain a break-down of the amount owed to the Affiliate by individual Merchants and the amount paid by each such Merchant included within the aggregate amount of such check, (iii) Be Free shall establish a system enabling Merchants to submit Affiliate payments to a central fund for GeoCities' approval of disbursements to Affiliates and (iv) Be Free shall identify Merchants who have, and Merchants who have not, paid into such central fund amounts owed to Affiliates and shall establish a mechanism for notifying nonpaying Merchants of their payment obligations. Be Free shall comply with GeoCities' standard trademark license agreement and GeoCities standard trademark usage guidelines."

     3. Section 2.3.2 of the Agreement is hereby amended by adding after the words "affiliate management services" in line 2 "as described in Exhibit A to the Agreement as amended."

     4. Section 2.4 of the Agreement is hereby amended and restated as follows:

     "Be Free shall perform the services required herein in a professional and workman-like manner and in accordance with current standard industry practice and the terms of the Service Level Agreement set forth in Exhibit 11 to the Agreement as amended."

  E. Grant to Be Free.  Section 3.3 of the Agreement is hereby amended by
     ----------------
replacing the first sentence with the following sentence:

     "GeoCities hereby grants Be Free a worldwide, nontransferable, nonsublicensable, nonexclusive, fully paid-up right and license to use the GeoCities Data solely for the purpose of fulfilling its obligations under this Agreement; provided that all such use shall be strictly in accordance with the FTC Order."

 Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission. Asterisks denote omissions.

  F. Exclusive Features.  Section 4.1 of the Agreement is hereby amended and
     ------------------
restated as follows:

     "Be Free shall not make Multi-Merchant Aggregation available to any GeoCities Competitor for the period beginning on the Effective Date and continuing for twelve (12) months following the date on which Be Free first makes Multi-Level Aggregation available to GeoCities in a form that complies with the specifications set forth in Exhibit A to the Agreement as amended. Be Free shall not make Multi-Level Marketing available to any third party for the period beginning on the Effective Date and continuing for twelve (12) months following the date on which Be Free first makes Multi-Level Marketing available to GeoCities in a form that complies with the specifications set forth in Exhibit C to the Agreement as amended. Be Free shall be the exclusive provider of the primary affiliate network services to GeoCities in connection with the GeoCities Affiliates Program."

  G. Be Free Behavioral Targeting Technology.  Section 4.2 of the Agreement is
     ---------------------------------------
hereby amended as follows:

     1. The following sentence shall be added to Section 4.2 of the Agreement following the first sentence:

     "For purposes of this Agreement, 'disaggregated format' shall mean (i) any format, collection or organization of data from which such data may be identified as having been collected from, or attributable to, the GeoCities Web site ("GeoCities Site") or (ii) any format, collection or organization of data collected from the GeoCities Site from which one or more specific individuals may be identified or contacted using the Internet or otherwise."

     2.   A new Section 4.2.1 shall be added to the Agreement as follows:

     "Subject to Section 4.5, Be Free (i) shall [**] Be Free Behavioral Targeting Technology and (ii) shall [**] Be Free Targeting Technology to [**] during the period beginning on the date GeoCities [**] described in
     Section 4.5 and ending 120 days after the date [**]."

  H. New Be Free Technology.  A new Section 4.3 shall be added to the Agreement
     ----------------------
as follows:

 Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission. Asterisks denote omissions.

     "Subject to Sections 4.5 and 8, GeoCities shall [**] all new technologies and services developed, conceived or reduced to practice by Be Free ("New Be Free Technology"). The parties shall meet at least once each calendar quarter during the term of the Agreement for the purpose of [**]; provided, however, nothing in this Section 4.3 shall be construed as requiring Be Free to take any action in violation of any obligation of confidentiality or non-disclosure to a third party. GeoCities' rights under this Section
     4.3 shall expire upon a Change of Control of Be Free; provided, that in connection with such Change of Control, all shares of capital stock of GeoCities are purchased for cash at the then current fair market value in connection with such Change of Control. For purposes of this Section 4.3, "Change of Control" shall have the meaning ascribed to that term in the principal operative agreement for the investment described in Section 4.5."

  I. New GeoCities Business Models.  A new Section 4.4 shall be added to the
     -----------------------------
Agreement as follows:

     "Subject to Sections 4.5 and 8, during the [**], GeoCities will [**] (whether by GeoCities or Be Free), that are [**] the GeoCities Affiliates Program or otherwise made widely available by Be Free through the GeoCities Site. GeoCities shall have [**] for a period of [**] after it is incorporated by Be Free into the GeoCities Affiliates Program or otherwise made widely available by Be Free through the GeoCities Site. The parties agree to use reasonable efforts [**]."

  J. GeoCities' Investment.  A new Section 4.5 shall be added to the Agreement
     ---------------------
as follows:

     "Sections 4.2.1, 4.3 and 4.4 shall be effective only if GeoCities has made an equity investment in Be Free (i) in the amount of seven million seven hundred twenty thousand six hundred forty-seven ($7,720,647) (based upon a premoney valuation of $75 million), or (ii) another amount mutually agreeable to Be Free and GeoCities."

  K. Referral Fees.  Section 5.6 of the Agreement is hereby amended and restated
     -------------
as follows:

 Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission. Asterisks denote omissions.

     "The parties acknowledge that Be Free may, from time to time, enter into business relationships with Merchants outside the scope of their involvement in the GeoCities Affiliates Program during the term of the Agreement. In such cases, Be Free shall pay GeoCities the following referral fees based upon the revenues from transactions fees (excluding installation and training fees) generated by each such Merchant during the [**] period following the date on which such Merchant begins making payments to Be Free:

                                                Applicable
                  Merchant                     Referral Fee
--------------------------------------------   ------------
First [**] Merchants integrated during the         [**]
 term of the Agreement
Second [**] Merchants integrated during the        [**]
 term of the Agreement
[**] and subsequent Merchants integrated           [**]
 during the term of the Agreement

L.   Dedicated Development Team.  Section 7 of the Agreement is hereby amended
     ---------------------------
as follows:

     1. The first sentence of the first paragraph shall be replaced with the following sentence:

     "Be Free shall establish a dedicated team of engineers with appropriate experience and qualifications, the number of such engineers shall be at GeoCities' discretion, (collectively, the "Development Team") to perform services related to the development, support, maintenance and other services relating to [**] as well as any other development project as requested by GeoCities."

     2. The first sentence of the second paragraph shall be replaced with the following sentence:

     "The first $[**] of costs associated with the services relating to [**] and other services performed by the Development Team shall be billed at [**]."

 Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission. Asterisks denote omissions.

  M. Representations and Warranties.
     ------------------------------

     1. Section 10.1 of the Agreement is hereby amended by adding the following clause (iv) at the end of such Section:

     "and (iv) it shall comply with all applicable laws, rules and regulations, domestic and foreign, pertaining to the performance of its obligations under the Agreement and the conduct of such party in the GeoCities Affiliates Program."

     2. Section 10.2 of the Agreement is hereby amended by adding the following clause (v) at the end of the paragraph:

     "and (v) it shall [**], in a disaggregated format (as defined in Section 4.2), [**] any data derived from use of the Be Free Behavioral Targeting Technology."

  N. Indemnification.  Replace the second sentence of Section 11.2 with the
     ---------------
following sentence:

     "Be Free shall defend, indemnify and hold harmless the GeoCities Indemnitees from and against any and all Losses the GeoCities Indemnitees may incur based upon, arising out of, attributable to, or resulting from Be Free's (a) willful act or omission resulting in GeoCities' violation of the FTC Order, (b) material breach of this Agreement resulting in GeoCities' violation of the FTC Order, other than a breach by Be Free reasonably related to any act or omission by GeoCities constituting a violation of the FTC Order (excluding acts or omissions by Be Free attributed to GeoCities under the FTC Order), (c) collection or use of information from Affiliates, other than (i) GeoCities Data and (ii) information contained in a GeoCities Affiliate Program application or other standard form expressly approved beforehand by the parties (including any updates to the foregoing information), or (d) any breach of Section 4.2 (excluding Section 4.2.1 thereof) or of Section 13.2."

  O. Technology Escrow.
     -----------------

     1. Section 12.1 of the Agreement is hereby amended and restated as follows:

    "Source Code Escrow. The parties shall establish an escrow of the source code to the Licensed Materials and any other software required for Be Free to perform its obligations under this Agreement ("Source Code"), by entering into an escrow agreement with Data Securities International, Inc. ("DSI") and depositing the Source Code with DSI. Notwithstanding any other term of the escrow agreement: (a) Be Free shall be obligated to promptly deposit into escrow any update of the Source Code and (b) the deposited Source Code shall be released to GeoCities only if Be Free files for or becomes subject to a proceeding under Chapter 7 of the United States Bankruptcy Code."

     2.   New Section 12.1.1 shall be added to the Agreement as follows:

    "Source Code License. Be Free hereby grants to GeoCities a perpetual, irrevocable, royalty-free, non-exclusive, worldwide license of Be Free's intellectual property rights in the Source Code to perform or have performed all services contemplated to be provided by Be Free under this Agreement; provided, however, GeoCities shall not exercise its rights under the foregoing license in any respect until the release of the Source Code pursuant to Section 12.1 and the escrow agreement."

     3. New Sections 12.2 and 12.2.1 shall be added to the Agreement as follows, and Section 12.2 (Operational Inspection) shall be renumbered as 12.3 and amended and restated as set forth below:

     "12.2 Object Code Escrow. The parties shall establish an escrow of the object code to the Licensed Materials and any other software required for Be Free to perform its obligations under this Agreement ("Object Code"), by entering into an escrow agreement with Data Securities International, Inc. ("DSI") and depositing the Object Code with DSI. Notwithstanding any other term of the escrow agreement: (a) Be Free shall be obligated to promptly deposit into escrow any update of the Object Code and (b) the deposited Object Code shall be released to GeoCities only if Be Free commits an Object Code Release Breach of the Service Level Agreement (as defined therein), unless GeoCities has elected to terminate this Agreement.

 Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission. Asterisks denote omissions.

          12.2.1 Object Code License. Be Free hereby grants to GeoCities a non exclusive, worldwide license of Be Free's intellectual property rights in the Object Code for the term of this Agreement to perform or have performed the services contemplated to be provided by Be Free under
        Section 2 of the Agreement; provided, however, GeoCities pays [**] the amounts otherwise payable by GeoCities pursuant to Section 5. Be Free shall provide customary software maintenance services in accordance with general industry standards free of charge with respect to the Object Code during the term of this license."

     12.3 Operational Inspection. If Be Free files for or becomes subject to a proceeding under Chapter 11 of the United States Bankruptcy Code, commits an Operational Inspection Breach of the Service Level Agreement (as defined therein) or makes an assignment for the benefit of its creditors, GeoCities may conduct an inspection of Be Free's facilities and operations to determine the resources needed to exercise the rights contemplated under
     Section 12.1, including without limitation, review of connectivity, hardware resources, human resources, software program applications, and their documentation, other than a review of Source Code. Be Free shall cooperate in good faith and assist GeoCities in conducting this inspection."

  P. FTC Order.
     ---------

     1. Section 13.1 is hereby amended by replacing the first sentence with the following sentence:

     "The parties acknowledge the existence of the FTC Order and Be Free acknowledges that it has received a copy of the FTC Order and is aware of its provisions.

     2. Section 13.2 is hereby amended by replacing clause (A) with the following words:

     "(A) promptly complies in all respects with the Request, of"

     3. A new Section 13.3 shall be added to the Agreement as follows and current Section 13.3 shall be renumbered as Section 13.4:

     "Notwithstanding the foregoing, if at any time, (a) GeoCities requests Be Free to (i) discontinue using or disclosing any personal identifying information of a child (age 12 or under) obtained through use of the GeoCities Site, or (ii) remove any such information from its databases and
     (b) BeFree has failed to (1) discontinue using or disclosing such personal identifying information, or (2) remove any such information from its databases, in the case of (1) and/or (2), as soon as practicable (it being understood that Be Free shall assign such request the highest priority), GeoCities shall be permitted to terminate this Agreement without any recourse by Be Free and such termination shall not be subject to payment of the Termination Fee."

     4. Current Section 13.3 (being renumbered as Section 13.4 in accordance with the foregoing) is hereby amended by adding the following sentence at the end of such Section:

     "For this purpose, at any time during the term of this Agreement, the authorized officers of GeoCities shall be limited to the Chief Executive Officer, the Chief Financial Officer and the General Counsel of GeoCities, and the authorized officers of Be Free shall be limited to the Chief Executive Officer, the Chief Financial Officer, the Executive Vice President, Technology and the Executive Vice President, Business Development of Be Free."

     5.   A new Section 13.5 shall be added to the Agreement as follows:

     "Be Free acknowledges GeoCities' obligation to maintain a privacy statement on the GeoCities Site, and to update that privacy statement from time to time in order to reflect any changes in the GeoCities Site's content and operations relating to, among other things, the collection and use of information, and applicable law. At least seven (7) and no more than twenty-one (21) days before Be Free Behavioral Targeting Technology is incorporated in the GeoCities Affiliates Program, Be Free shall provide GeoCities with a description of Be Free Behavioral Targeting Technology that is sufficient to enable GeoCities to update its privacy statement to accurately disclose the relevant changes. Thereafter, Be Free shall assist GeoCities in good faith in maintaining the accuracy of GeoCities' privacy statement during the term of this Agreement, keep GeoCities apprised of proposed and actual changes in the Be Free Behavioral Targeting Technology that affect the collection or use of information, and provide reasonable notice of material changes it proposes to make to Be Free Behavioral Targeting Technology in order to allow GeoCities to update its privacy statement prior to implementation of the changes.

  Q. Termination.  Section 14.1 of the Agreement is hereby amended and restated
     -----------
as follows:

 Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission. Asterisks denote omissions.

     "This Agreement will remain in effect, unless earlier terminated in accordance with Section 14.2 or Section 14.3, from the Effective Date for of period of three (3) years."

  R. Termination for Cause.  Section 14.2 is hereby amended and restated as
     ---------------------
follows:

     "GeoCities may immediately terminate this Agreement upon an Object Code Release Breach (as defined in the Service Level Agreement), unless GeoCities elects to receive the license provided under Section 12.2.1. In addition to the foregoing, either party may terminate this Agreement in the event of a material breach by the other party of its material obligations under this Agreement following [**] notice, unless such breach is cured within such [**] period. If GeoCities terminates this Agreement in accordance with this Section 14.2, GeoCities shall have no obligation to pay any Termination Fee."

  S. Effects of Termination.  Section 14.4 of the Agreement is hereby amended by
     -----------------------
inserting "12.1.2 (Source Code License) (if such Source Code is then being, or has previously been, duly released from escrow)" after "(Limitation of Liability)".

  T. General.  The Agreement, as modified by this Amendment, together constitute
     -------
the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements between the parties in connection with the subject matter hereof Except as otherwise provided in this Amendment, the terms of the Agreement shall remain in full force and effect. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

  U. Amendment Controls.  To the extent any of the terms set forth in this
     ------------------
Amendment conflict with the terms of the Agreement, the terms of this Amendment shall control.

IN WITNESS WHEREOF, the parties have executed this Amendment as of Amendment
Date.

GEOCITIES                                BE FREE, INC.



By:  /s/ Ellen F. Simonoff               By: /s/ Gordon B. Hoffsten
    ---------------------------             --------------------------

Name: Ellen F. Simonoff                  Name:  Gordon B. Hoffsten
      -----------------------                  -----------------------

Title:   VP                              Title: CEO
      --------------------------               -----------------------

 Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission. Asterisks denote omissions.

ADDENDUM AND AMENDMENT NO. 2 TO
GEOCITIES AFFILIATES PROGRAM
LICENSE AND SERVICES AGREEMENT


This Addendum and Amendment No. 2 ("Amendment No. 2") to GeoCities Affiliates Program License and Services Agreement is entered into as of 6/25, 1999 ("Amendment No. 2 Effective Date") by and between Be Free, Inc., located at 201 Boston Post Road West, Marlborough, MA 01752 ("Be Free"), and GeoCities, located at 4499 Glencoe Avenue, Marina del Ray, CA 90292 ("GeoCities").

WHEREAS, Be Free and GeoCities entered into the GeoCities Affiliates Program License and Services Agreement dated as of January 13, 1999, as amended by that certain Addendum and Amendment No. 1 as of January 26, 1999, (the "Amended Agreement"); and

WHEREAS, Be Free and GeoCities have agreed to supplement and modify certain provisions of the Amended Agreement as set forth in this Amendment No. 2 with the other provisions remaining in full force and effect.

NOW THEREFORE, the parties agree to amend the Amended Agreement as follows:

  V. Any capitalized terms not otherwise defined in this Amendment No. 2 shall have the meaning set forth in the Amended Agreement.

     1.   Certain Definitions.  Section 1 of the Amended Agreement is hereby
          -------------------
amended by adding the following definition:

     "GeoCities Subdomain" means that portion of the GeoCities domain which is accessible at the <geocities.befast.com> Uniform Resource Locator."

  W. GeoCities Subdomain.  A new Section 2.5 shall be added to the Amended
     -------------------
Agreement as follows:

     "During the Term of the Agreement, Be Free shall cause each Link generated in conjunction with the GeoCities Affiliates Program to be directed to the GeoCities Subdomain and shall otherwise utilize the GeoCities Subdomain to the fullest extent possible in Be Free's performance of services relating to the GeoCities Affiliates Program. Be Free shall not use, or permit any third party to use, the GeoCities Subdomain for the benefit of any person or entity other than GeoCities during the term of the Agreement [**].

  X. Merchant Data Transfer Capability.  A new Section 2.6 shall be added to the
     ---------------------------------
Amended Agreement as follows:

 Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission. Asterisks denote omissions.

     "GeoCities reserves the right to require Merchants to direct any data necessary for Be Free to perform services relating to the GeoCities Affiliates Program, to GeoCities. GeoCities shall be responsible for promptly forwarding such data to Be Free."

  Y. Be Free Behavioral Targeting Technology.  Section 4.2.1 of the Amended
     ---------------------------------------
Agreement is hereby amended and restated in its entirety as follows:

     "Be Free (i) shall provide GeoCities the first opportunity to test and license, subscribe to or otherwise receive access to the Be Free Behavioral Targeting Technology and (ii) shall not provide the Be Free Targeting Technology to any GeoCities competitor for a period of 120 days beginning on the date that Be Free first makes a commercial version of the Be Free Targeting Technology available to GeoCities for use by way of an offer for a license, subscription or otherwise."

  Z. New Be Free Technology.  The first sentence of Section 4.3 of the Amended
     ----------------------
Agreement is hereby deleted and replaced with the following:

     "Be Free shall [**] Be Free [**] Be Free [**] ("New Be Free Technology"). GeoCities' use and disclosure of any such information pertaining to New Be Free Technology shall be subject to the restrictions set forth in Section 8 of this Agreement. Be Free's obligations under this Section 4.3 shall not require Be Free's disclosure of any information that it is prohibited from disclosing pursuant to a written agreement with a third party."

  AA.     New GeoCities Business Models.  Section 4.4 of the Amended Agreement
          -----------------------------
is hereby amended and restated as follows:

     "Subject to Section 8, during the [**] period following the Effective Date, [**], that are [**] (iii) not obvious to a person of ordinary skill [**]. GeoCities shall [**] after it is [**] or otherwise made widely available[**]. The parties agree to use reasonable efforts to document other origins of each such new business model, product service and improvement. In the event of a dispute as to whether any such business model, product, service or improvement is not obvious a provided in clause
     (iii) above, either party may submit such dispute to mediation for resolution by notifying the other party in writing of its desire to initiate mediation. The mediation shall be conduced in San Francisco, California under the auspices of JAMS/Endispute. The mediator shall have experience in intellectual property law and the Internet and shall be reasonably acceptable to both parties. Neither party shall be permitted to conduct any discovery in connection with the mediation. Each party shall have a maximum of four (4) hours to present its case and the mediator shall decide the dispute within thirty (30) days of the conclusion of the parties' presentation of the dispute. The mediation proceedings shall be confidential, and the mediator may not testify for either party in any later proceeding

 Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission. Asterisks denote omissions.

     relating to the dispute. The mediator shall be empowered solely to decide whether the business model(s), product(s), service(s) and/or improvement(s) in question is/are not obvious as provided in clause (ii) above. The mediator is not empowered to award damages in favor of either party. Each party shall bear its own costs in the mediation. The fees and expenses of the mediator shall be shared equally by the parties."

  BB.     Investment; Exclusivity.  Section 4.5 of the Amended Agreement shall
          -----------------------
be deleted in its entirety.

  CC.     [**] Client/Pricing.  A new Section 5.7 shall be added to the
          -------------------
Amended Agreement as follows:

     "During the term of this Agreement, [**] provided hereunder [**] set forth in this Agreement [**]."

  DD.     Change of Control.  Section 15 of the Amended Agreement shall be
          -----------------
amended by inserting "or if [**]" in the first sentence after "is reasonably likely to occur".

  EE.     Yahoo Store Integration.  A new Section E(3) shall be added to Exhibit
          -----------------------
A (Specifications) of the Amended Agreement as follows:

     "Within fifteen (15) days following a request by GeoCities, Be Free shall commence taking the necessary steps to integrate Merchants utilizing Yahoo Stores features into the GeoCities Affiliates Program and Be Free shall diligently continue such efforts until the integration is completed. Such integration shall enable such Merchants to participate in the GeoCities Affiliates Program directly through Yahoo Stores to the same extent as other Merchants including, without limitation, integration in the data transfer and report access features of the GeoCities Affiliates Program."

  FF.     General.  The Amended Agreement, as modified by this Amendment No. 2,
          -------
constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements between the parties in connection with the subject matter hereof. Except as otherwise provided in this Amendment No. 2, the terms of the Amended Agreement shall remain in full force and effect. This Amendment No. 2 may be executed in two or more counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

  GG.     Amendment No. 2 Controls.  To the extent any of the terms of this
          ------------------------
Amendment No. 2 conflict with Amended Agreement, the terms of this Agreement No. 2 shall control.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 as of Amendment No. 2 Effective Date.


GEOCITIES                             BE FREE, INC.


By: /s/Ellen F. Simonoff              By: /s/ Gordon B. Hoffsten
    ---------------------------          ------------------------------

Name:  Ellen F. Simonof               Name:  Gordon B. Hoffsten
       ------------------------            ----------------------------

Title:   VP                           Title:  CEO
       ------------------------              --------------------------